Exhibit 99.1

Contact:	Kerri Joseph, IQVIA Investor Relations (kerri.joseph@iqvia.com)
+1.973.541.3558

Alissa Maupin, IQVIA Media Relations (alissa.maupin1@iqvia.com)
+1.919.923.6785

Dr. William G. Kaelin Jr. joins IQVIA Board of Directors

RESEARCH TRIANGLE PARK, N.C. – November 5, 2025 – IQVIA (NYSE:IQV), a leading global provider of clinical research services, commercial insights and healthcare intelligence, announced the appointment of Dr. William G. Kaelin Jr. to its board of directors, effective today.

Dr. Kaelin is a Senior Physician-Scientist at Brigham and Women’s Hospital in Boston and the Sidney Farber Professor of Medicine at the Dana-Farber Cancer Institute and Harvard Medical School. He is also an Investigator at the Howard Hughes Medical Institute. In 2019, Dr. Kaelin was awarded the Nobel Prize in Physiology or Medicine for his groundbreaking work on oxygen sensing and the role of the von Hippel-Lindau (VHL tumor) suppressor protein. He currently serves on the board of directors of Eli Lilly and Company, where he chairs the Science and Technology Committee.

“I am very pleased to welcome Bill to our board of directors,” said Ari Bousbib, chairman and CEO, IQVIA. “Bill is a world-renowned scientist and physician with deep expertise in oncology and biomedical innovation and will be an outstanding addition to our board.”

Dr. Kaelin is the recipient of numerous prestigious prizes and honors in addition to the Nobel Prize, including the Albert Lasker Basic Medical Research Award, the Wiley Prize in Biomedical Sciences from Rockefeller University, the Paul Marks Prize for Cancer Research from the Memorial Sloan Kettering Cancer Center and the Canada Gairdner Internal Award. He is the author of hundreds of peer-reviewed publications and holds multiple patents related to cancer biology and hypoxia signaling.

Dr. Kaelin holds a Doctor of Medicine from Duke University School of Medicine and a Bachelor of Arts in Mathematics and Associate Bachelor in Chemistry from Duke University.

About IQVIA

IQVIA (NYSE:IQV) is a leading global provider of clinical research services, commercial insights and healthcare intelligence to the life sciences and healthcare industries. IQVIA’s portfolio of solutions are powered by IQVIA Connected Intelligence™ to deliver actionable insights and services built on high-quality health data, Healthcare-grade AI®, advanced analytics, the latest technologies and extensive domain expertise. IQVIA is committed to using AI responsibly, with AI-powered capabilities built on best-in-class approaches to privacy, regulatory compliance and patient safety, and delivering AI to the high standards of trust, scalability and precision demanded by the industry. With approximately 91,000 employees in over 100 countries, including experts in healthcare, life sciences, data science, technology and operational excellence, IQVIA is dedicated to accelerating the development and commercialization of innovative medical treatments to help improve patient outcomes and population health worldwide.

IQVIA is a global leader in protecting individual patient privacy. The company uses a wide variety of privacy-enhancing technologies and safeguards to protect individual privacy while generating and analyzing information on a scale that helps healthcare stakeholders identify disease patterns and correlate with the precise treatment path and therapy needed for better outcomes. IQVIA’s insights and execution capabilities help biotech, medical device and pharmaceutical companies, medical researchers, government agencies, payers and other healthcare stakeholders tap into a deeper understanding of diseases, human behaviors and scientific advances, in an effort to advance their path toward cures. To learn more, visit www.iqvia.com.

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